CONTACT:	Michal D. Cann - President & CEO Rick A. Shields - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY’S NET INCOME RISES 89% IN SECOND QUARTER 2005; ROE EXCEEDS 18%

OAK HARBOR, WA – July 20, 2005 – Washington Banking Company (Nasdaq: WBCO) today reported that a sustained focus on gaining core deposits contributed to record profits and substantial net interest margin improvement in the second quarter of 2005. For the quarter ended June 30, 2005, net income increased 89% to a record $2.3 million, or $0.31 per diluted share, compared to $1.2 million, or $0.17 per diluted share a year ago. For the first six months of 2005, net income grew 88% to $4.4 million, or $0.58 per diluted share, from $2.3 million, or $0.31 per diluted share in the same period last year. All per share data has been adjusted to reflect the 4-for-3 stock split issued May 17, 2005.

Year-ago results were negatively impacted by ($0.03) per diluted share in the second quarter and ($0.05) per diluted share in the first half, due to the operating loss and closing costs associated with Washington Funding Group (WFG), a wholesale mortgage funding subsidiary that was closed in mid-2004. Excluding this discontinued operation, earnings per diluted share grew 55% for the quarter and 61% for the six-month period.

“Basic banking has really been our focal point during the past year,” stated Michal Cann, President and CEO. “Our employees have done a tremendous job in continuing to develop and strengthen new and existing customer relationships.” Cann added that the relatively low interest rates, a growing population, and a steadily improving economy helped set the stage for the Company’s growth. “Knowing our borrowers and their businesses is equally important and has helped us to maintain solid credit quality while posting record profits,” he said.

FINANCIAL HIGHLIGHTS

Second quarter 2005 highlights, compared to a year ago, include:

  Profits increased 89% to a record $2.3 million.
  Return on average equity (ROE) improved to 18.24%.
  Return on average assets (ROA) improved to 1.37%.
  Net interest margin expanded by 28 basis points to 5.32%.
  Kept funding costs down by achieving a 32% increase in noninterest-bearing deposits.
  Net charge-offs, nonperforming loans, and nonperforming assets all improved.
  Efficiency ratio improved by more than five percentage points to 59.83%.

“It was a high point for us to hit an ROE above 18% this quarter,” Cann said. “We had identified exceeding 18% as one of our long-term goals, and we are certainly making progress in that area. Our strategy was to maintain outstanding credit quality and lower our cost of funds while keeping operating expenses in check, and our success is reflected in our performance ratios.”

ROE improved to 18.24% in the second quarter of 2005, compared to 11.01% a year earlier. For the six-month period, ROE grew to 17.44% in 2005, from 10.46% in the first half of the previous year. ROA improved to 1.37% in the second quarter and 1.32% in the first half of 2005, versus 0.80% and 0.77%, respectively, in 2004. “While last year’s ROE and ROA ratios were impacted by WFG,” noted Cann, “the improvement in our ratios is significant and our numbers now exceed several of our peers.”

“Attracting low-cost deposits was set as a primary goal for 2005, and our efforts are paying off,” stated Rick Shields, Senior Vice President and Chief Financial Officer. “We increased noninterest-bearing accounts 32% and low-cost interest-bearing deposits 10%, while higher-cost time deposits increased just 6% over the last year. Expanding existing relationships with our lending customers and small businesses has helped grow core deposits substantially and contributed to our net interest margin expansion.”

Core deposits, which exclude time deposits, increased to 63% of total deposits, compared to 61% a year ago. Total deposits were $623.0 million at June 30, 2005, compared to $558.0 million a year earlier, an increase of 12%. The net interest margin, on a fully tax equivalent basis, increased to 5.32% in the second quarter of 2005, compared to 5.20% in the previous quarter and 5.04% in the second quarter of 2004.

“We remain on track for double-digit loan growth in 2005,” stated Cann. “Construction and commercial real estate lending remain particularly strong, growing 29% and 21%, respectively, over the past year. While commercial loans are basically unchanged from a year ago, they are up slightly over the past six months and will remain a focus as we continue to emphasize relationship banking.”

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WBCO – 2Q05 Profits Up 89%

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At June 30, 2005, total loans were $610.7 million, up 13% from $540.3 million a year prior. Commercial real estate loans were 31% of total loans at quarter end, compared to 29% at the end of June 2004, and real estate construction loans grew to 19%, from 16% of total loans at the end of the second quarter last year. Commercial loans, although up slightly in dollars, declined as a percentage of total loans to 14%, compared to 16% at the halfway point last year. Consumer loans, excluding indirect auto, and single-family mortgages remained unchanged from a year ago at 13% and 7% of total loans, respectively. Indirect loans accounted for 16% of total loans at the end of the second quarter, down from 18% a year ago. As part of the strategy to diversify risk, the Company sold a portion, approximately $1.0 million, of its indirect production to another financial institution and management expects to continue the practice on an ongoing basis.

“Credit quality has improved on both a year-over-year and sequential quarter basis, reflecting our commitment to maintaining strict underwriting standards,” Shields said. “Net charge-offs have reached a remarkably low, probably unsustainable level. As a result of our excellent asset quality and nominal losses, we lowered our provision for loan losses in the quarter while still improving our coverage ratios.”

Nonperforming loans were $2.6 million, or 0.42% of total loans at the end of June 2005, compared to $4.8 million, or 0.89% of total loans a year earlier. Nonperforming assets decreased to $3.5 million, or 0.49% of total assets, from $5.3 million, or 0.83% of total assets at the end of the second quarter last year. Net charge-offs decreased to $23,000 in the most recent quarter, a substantial improvement from $329,000 a year ago. The provision for loan losses was $525,000 in the second quarter of 2005, bringing the allowance for loan losses to $8.6 million, or 1.40% of total loans, compared to $6.9 million or 1.28% of total loans at the end of the second quarter last year.

Shareholders’ equity increased 15% to $53.3 million at the end of June 2005, from $46.3 million at the end of the second quarter last year. Book value per share grew to $7.28 at quarter-end, from $6.41 at June 30, 2004.

“Controlling operating expenses resulted in an improved efficiency ratio,” Shields said. “With an efficiency ratio below 60% in the second quarter, we are making progress toward our stated long-term goal of the mid-50s despite continued Sarbanes-Oxley compliance and other operating costs.” The efficiency ratio improved to 59.83% in the second quarter compared to 65.59% in the second quarter last year. For the first half of 2005, the efficiency ratio was 61.39%, an improvement from 66.44% in the six months ended June 30, 2004.

In the second quarter of 2005, interest income and interest expense increased 19% and 29% over the previous year, respectively, reflecting the rising interest rate environment and expanding balance sheet. Net interest income increased 16% to $8.3 million in the most recent quarter, compared to $7.2 million in the second quarter last year. In the first half of 2005, net interest income grew 14% to $16.1 million, compared to $14.2 million in the first six months of 2004. Noninterest income grew 10% in the 2005 second quarter to $1.9 million, from $1.7 million in the second quarter last year, primarily attributable to gains from annuity and investment sales, Bank Owned Life Insurance, and SBA premiums, offset by a sizable decrease in gains on asset sales. For the six-month period, noninterest income increased 14% to $3.5 million, compared to $3.1 million in the like period last year.

Noninterest expense grew a nominal 4% in the 2005 second quarter to $6.2 million, compared to $5.9 million in the second quarter last year, despite expenses incurred since opening the Friday Harbor branch in January 2005. Noninterest expense for the first six months of this year was up 5% to $12.1 million, from $11.6 million in the six-month period ended June 30, 2004.

Revenues increased 14% to $10.3 million in the second quarter, from $9.0 million in the same quarter last year, with both components, net interest income and noninterest income, showing double-digit increases. For the six-month period ended June 30, revenues grew 13% to $19.8 million in 2005, versus $17.5 million the previous year.

EARNINGS CONFERENCE CALL AND WEBCAST

Management will host a conference call today, July 20, at 11:00 am PDT (2:00 pm EDT) to discuss results for the second quarter. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (303) 262-2130, or to listen to the call live from the Investor Relations page of Whidbey Island Bank’s website, www.wibank.com. Shortly after the call concludes, the replay will be archived for three weeks at (303) 590-3000, using access code 11032620#.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

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CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Three Months Ended		Six Months Ended
($ in thousands, except per share data)	June 30,		June 30,
	2005	2004	2005	2004

Interest Income
Loans	$10,943	$9,091	$21,037	$17,864
Taxable Investment Securities	80	79	168	187
Tax Exempt Securities	79	139	159	302
Other	35	52	66	93

Total Interest Income	11,137	9,361	21,430	18,446

Interest Expense
Deposits	2,359	1,881	4,466	3,649
Other Borrowings	177	101	346	247
Junior Subordinated Debentures	260	184	497	364

Total Interest Expense	2,796	2,166	5,309	4,260

Net Interest Income	8,341	7,195	16,121	14,186

Provision for Loan Losses	525	775	950	1,600

Net Interest Income after Provision for Loan Losses	7,816	6,420	15,171	12,586

Noninterest Income
Service Charges and Fees	771	771	1,470	1,517
(Loss) Gain on Sale of Securities	(50)	144	(50)	144
Income from the Sale of Loans	212	400	384	678
Other Income	959	405	1,739	758

Total Noninterest Income	1,892	1,720	3,543	3,097

Noninterest Expense
Compensation and Employee Benefits	3,802	3,421	7,233	6,906
Occupancy and Equipment	1,096	991	2,053	1,962
Office Supplies and Printing	171	163	356	316
Data Processing	138	126	256	242
Other	952	1,205	2,248	2,185

Total Noninterest Expense	6,159	5,906	12,146	11,611

Income Before Income Taxes	3,549	2,234	6,568	4,072
Provision for Income Taxes	1,200	742	2,176	1,362

Income from Continuing Operations	2,349	1,492	4,392	2,710
Loss from Discontinued Operations, Net of Tax	—	(247)	—	(370)

Net Income	$2,349	$1,245	$4,392	$2,340

Earnings per Common Share (1)
Basic
Continuing Operations	$0.32	$0.21	$0.60	$0.38
Discontinued Operations	—	(0.03)	—	(0.05)

Net Income	$0.32	$0.18	$0.60	$0.33

Diluted
Continuing Operations	$0.31	$0.20	$0.58	$0.36
Discontinued Operations	—	(0.03)	—	(0.05)

Net Income	$0.31	$0.17	$0.58	$0.31

Average Number of Common Shares Outstanding (1)	7,301,519	7,213,313	7,275,511	7,199,175
Fully Diluted Average Common and Common Equivalent Shares Outstanding (1)	7,573,462	7,483,280	7,546,323	7,471,755

(1) Prior periods re-stated for 4-for-3 stock split distributed on May 17, 2005.

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CONSOLIDATED BALANCE SHEETS (unaudited)
($ in thousands except per share data)	June 30,	December 31,	June 30,
	2005	2004	2004

Assets
Cash and Due from Banks	$18,644	$16,814	$19,832
Interest-Bearing Deposits with Banks	795	1,119	210
Fed Funds Sold	12,775	—	5,510

Total Cash and Cash Equivalents	32,214	17,933	25,552

Investment Securities Available for Sale	18,224	19,304	19,259

Subsidiary Investment in the Trust	271	295	320
FHLB Stock	1,984	1,976	2,325

Loans Held for Sale	11,339	8,311	15,859
Loans Receivable	610,698	579,980	540,336
Less: Allowance for Loan Losses	(8,554)	(7,903)	(6,926)

Loans, Net	602,144	572,077	533,410

Premises and Equipment, Net	20,882	20,375	20,496
Bank Owned Life Insurance	10,385	10,217	10,010
Other Real Estate Owned	870	1,222	426
Other Assets	7,280	6,014	5,814

Total Assets	$705,593	$657,724	$633,471

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-Bearing Demand	$99,780	$77,820	$75,560
NOW Accounts	65,490	52,019	55,855
Money Market	173,279	167,238	164,295
Savings	55,618	55,742	47,274
Time Deposits	228,849	210,182	215,028

Total Deposits	623,016	563,001	558,012

FHLB Overnight Borrowings	—	22,000	4,000
Other Borrowed Funds	10,000	5,000	7,500
Junior Subordinated Debentures	15,007	15,007	15,007
Other Liabilities	4,246	3,125	2,680

Total Liabilities	652,269	608,133	587,199

Shareholders’ Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—	—

Common Stock (no par value)
Authorized 11,822,706 Shares:
Issued and Outstanding 7,321,587 at 6/30/05,
7,239,052 at 12/31/04, 7,213,332 at 6/30/04 (1)	31,779	31,516	31,291
Retained Earnings	21,520	17,928	14,878
Unrealized Gain on Securities Available for Sale, Net of Tax	25	147	103

Total Shareholders’ Equity	53,324	49,591	46,272

Total Liabilities and Shareholders’ Equity	$705,593	$657,724	$633,471

(1) Prior periods re-stated for 4-for-3 stock split distributed on 5/17/05.

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ASSET QUALITY	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2005	2004	2005	2004

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$8,052	$6,480	$7,903	$6,116
Indirect Loans:
Charge-offs	(116)	(290)	(434)	(697)
Recoveries	120	46	201	163

Indirect Net Charge-offs	4	(244)	(233)	(534)
Other Loans:
Charge-offs	(88)	(211)	(352)	(467)
Recoveries	61	126	286	211

Other Net Charge-offs	(27)	(85)	(66)	(256)
Total Net Charge-offs	(23)	(329)	(299)	(790)
Provision for loan losses	525	775	950	1,600

Balance at End of Period	$8,554	$6,926	$8,554	$6,926

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	-0.02%	0.91%	0.48%	1.00%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized (1)	0.02%	0.08%	0.03%	0.12%
Net Charge-offs to Average Total Loans, Annualized (1)	0.02%	0.25%	0.10%	0.30%

		June 30,	December 31,	June 30,
		2005	2004	2004

Nonperforming Assets
Nonperforming Loans (2)		$2,585	$2,812	$4,829
Other Real Estate Owned		870	1,222	426

Total Nonperforming Assets		$3,455	$4,034	$5,255

Nonperforming Loans to Loans (1)		0.42%	0.48%	0.89%
Nonperforming Assets to Assets		0.49%	0.61%	0.83%
Allowance for Loan Losses to Nonperforming Loans		330.91%	281.05%	143.43%
Allowance for Loan Losses to Nonperforming Assets		247.58%	195.91%	131.80%
Allowance for Loan Losses to Loans (1)		1.40%	1.36%	1.28%

Loan Composition
Commercial		$84,403	$80,927	$84,098
Real Estate Mortgages
One-to-Four Family Residential (1)		42,741	46,242	37,135
Commercial		192,127	173,280	159,344
Real Estate Construction		113,391	105,940	87,611
Consumer
Indirect (1)		95,996	97,856	99,032
Direct		81,771	75,360	72,685
Deferred Fees		269	375	431

Total Loans		$610,698	$579,980	$540,336

(1) Excludes Loans Held for Sale.
(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due

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	Three Months Ended June 30,		Six Months Ended June 30,
FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	2005	2004	2005	2004
Revenues (1)	$10,295	$9,004	$19,786	$17,475

Averages
Total Assets	$686,098	$623,615	$672,946	$607,772
Loans and Loans Held for Sale	$609,066	$545,394	$597,573	$530,563
Interest Earning Assets	$633,887	$581,390	$622,094	$567,348
Deposits	$595,701	$549,622	$582,437	$530,676
Shareholders’ Equity	$51,666	$45,481	$50,784	$44,985

Financial Ratios
Return on Average Assets, Annualized	1.37%	0.80%	1.32%	0.77%
Return on Average Equity, Annualized	18.24%	11.01%	17.44%	10.46%
Average Equity to Average Assets	7.53%	7.29%	7.55%	7.40%
Efficiency Ratio (2) (3)	59.83%	65.59%	61.39%	66.44%
Yield on Earning Assets (3)	7.09%	6.54%	6.99%	6.61%
Cost of Interest Bearing Liabilities	2.09%	1.76%	2.02%	1.79%
Net Interest Spread	5.00%	4.78%	4.97%	4.82%
Net Interest Margin (3)	5.32%	5.04%	5.27%	5.10%

	June 30, 2005	December 31, 2004	June 30, 2004

Period End
Book Value Per Share (4)	$ 7.28	$ 6.85	$ 6.41

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2) Efficiency ratio is noninterest expense divided by the sum of fully tax equivalent net interest income and noninterest income.
(3) Fully tax-equivalent is a nonGAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(4) Prior periods adjusted for the 4-for-3 stock split distributed on May 17,2005.

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “probably,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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NOTE: Transmitted on Business Wire at 3:30 a.m. PDT, July 20, 2005.